                                                                     Exhibit 2.1


         =============================================================

                              INVESTMENT AGREEMENT

                                  by and among

                                  Revlon, Inc.,

                      Revlon Consumer Products Corporation

                                       and

                        MacAndrews & Forbes Holdings Inc.

                             Dated February 5, 2003

         =============================================================

                                TABLE OF CONTENTS


                                                                          PAGE

Section 1.     Definitions..................................................2

Section 2.     The Rights Offering..........................................5

   2.1   BASIC SUBSCRIPTION PRIVILEGE.......................................5
   2.2   SUBORDINATION OF OVER-SUBSCRIPTION PRIVILEGE.......................5
   2.3   BACK-STOP..........................................................5
   2.4   REGISTRATION RIGHTS................................................5
   2.5   THE RIGHTS OFFERING................................................6
   2.6   ADVANCE PURCHASE OF PREFERRED STOCK PENDING RIGHTS OFFERING........7
   2.7   OFFSET AGAINST THE RIGHTS OFFERING.................................9

Section 3.     Representations and Warranties of the Investor...............9

   3.1   ORGANIZATION.......................................................9
   3.2   DUE AUTHORIZATION..................................................9
   3.3   DUE EXECUTION; ENFORCEABILITY......................................9
   3.4   INVESTMENT REPRESENTATIONS AND WARRANTIES..........................9

Section 4.     Representations and Warranties of the Company and RCPC......10

   4.1   ORGANIZATION......................................................10
   4.2   DUE AUTHORIZATION.................................................10
   4.3   DUE EXECUTION; ENFORCEABILITY.....................................10
   4.4   CONSENTS..........................................................11
   4.5   NO CONFLICTS......................................................11
   4.6   BOARD OF DIRECTORS................................................11
   4.7   DUE ISSUANCE AND AUTHORIZATION OF CAPITAL STOCK...................11

Section 5.     Additional Covenants........................................12

   5.1   LISTING OBLIGATION................................................12
   5.2   COOPERATION WITH THE RIGHTS OFFERING..............................12
   5.3   FILE THE CERTIFICATE OF DESIGNATIONS..............................12
   5.4   LEGENDS...........................................................12
   5.5   RESERVATION OF SHARES OF PREFERRED STOCK..........................13
   5.6   FURTHER ASSURANCES................................................13

Section 6.     Miscellaneous...............................................13

   6.1   NOTICES...........................................................13
   6.2   INDEMNIFICATION...................................................14
   6.3   FEES AND EXPENSES.................................................14
   6.4   SURVIVAL OF REPRESENTATIONS AND WARRANTIES ETC....................14
   6.5   ASSIGNMENT........................................................15
   6.6   ENTIRE AGREEMENT..................................................15
   6.7   WAIVERS AND AMENDMENTS............................................15
   6.8   GOVERNING LAW; JURISDICTION; VENUE; PROCESS.......................15
   6.9   COUNTERPARTS......................................................16
   6.10  HEADINGS..........................................................16

   EXHIBIT A (FORM OF TERM LOAN)
   EXHIBIT B (FORM OF SUPPLEMENTAL LINE OF CREDIT)
   EXHIBIT C (TERMS OF SERIES C PREFERRED STOCK)

                              INVESTMENT AGREEMENT

         THIS INVESTMENT AGREEMENT (this "AGREEMENT") is made this 5th day of February, 2003 by and among Revlon, Inc., a Delaware corporation (the "COMPANY"), Revlon Consumer Products Corporation, a Delaware corporation ("RCPC"), and MacAndrews & Forbes Holdings Inc., a Delaware corporation (the "INVESTOR").

                              W I T N E S S E T H:

         WHEREAS, in connection with, and as part of, the Company's plan to meet its need for additional liquidity to fund the Company's accelerated growth plan, the Investor desires to make additional investments in the Company, or its wholly-owned operating subsidiary, RCPC, of up to an aggregate of $150 million, comprised of the investments contemplated by this Agreement and a $100 million senior unsecured multiple-draw term loan (the "TERM LOAN") pursuant to an agreement substantially in the form attached hereto as Exhibit A, and in connection therewith, to enter into this Agreement;

         WHEREAS, the parties hereto acknowledge and agree that the investments contemplated by this Agreement will constitute the financial support contemplated by the Investor's letter dated November 12, 2001 to provide up to $40 million of additional financial support to the Company;

         WHEREAS, the Company will effect a rights offering (the "RIGHTS OFFERING") to distribute, on a pro rata basis and at no charge, transferable rights (the "RIGHTS") to each holder of record of Class A Common Stock and Class B Common Stock (together, the "COMMON STOCK"), as of a record date (the "RIGHTS OFFERING RECORD DATE") to be set by the Board of Directors, to purchase shares ("RIGHTS SHARES") of Class A Common Stock;

         WHEREAS, each holder of Rights will be entitled to purchase its pro rata number of Rights Shares (the "BASIC SUBSCRIPTION PRIVILEGE") at a price per Rights Share equal to the greater of (x) $2.30 and (y) 80% of the closing price per share of the Class A Common Stock on the New York Stock Exchange ("NYSE") on the Rights Offering Record Date (either (x) or (y), as appropriately adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, stock distribution or similar event, the "SUBSCRIPTION PRICE"), such that the aggregate number of Rights Shares to be offered in the Rights Offering multiplied by the Subscription Price, will equal $50 million (the "AGGREGATE OFFERING AMOUNT"); provided that such number may be adjusted in an equitable manner to avoid fractional Rights and/or Rights Shares and to ensure that the gross proceeds from the Rights Offering equal $50 million;

         WHEREAS, each holder of Rights, other than the Investor, who exercises in full its Basic Subscription Privilege will be entitled, on a pro rata basis, to subscribe for additional Rights Shares at the Subscription Price (the "OVER-SUBSCRIPTION PRIVILEGE"), to the extent that other holders of Rights do not exercise all of their Rights in the Basic Subscription Privilege;

         WHEREAS, in order to facilitate the Rights Offering and to enhance the Over-subscription Privilege of the other holders of Class A Common Stock, the Investor is willing, as set forth herein, to purchase, upon consummation of the Rights Offering and at the Subscription Price, such number of shares of Class A Common Stock as equals all of the Rights Shares that are not purchased by other holders of Rights in the Rights Offering as part of their Basic Subscription Privilege and their Over-Subscription Privilege;

         WHEREAS, in addition to the Term Loan and prior to the consummation of the Rights Offering, subject to RCPC having fully drawn the Term Loan, the Investor has agreed to purchase shares of Series C Preferred for an aggregate purchase price of up to $50 million (the "ADVANCE PURCHASE") from time to time, at the request of the Company;

         WHEREAS, following the consummation of the Rights Offering, subject to RCPC having fully drawn the Term Loan and the Company having exhausted the Advance Purchase (or, alternatively, the Company having consummated the Rights Offering and redeemed any outstanding shares of Series C Preferred), the Investor will make available to RCPC a senior unsecured supplemental line of credit providing RCPC with up to $40 million during 2003, increasing up to $65 million during 2004 (the "SUPPLEMENTAL LINE OF CREDIT") pursuant to an agreement substantially in the form attached hereto as Exhibit B; and

         WHEREAS, the Board of Directors of the Company (the "BOARD OF DIRECTORS"), pursuant to the recommendation of a special committee of independent directors of the Company established on December 17, 2002 (the "SPECIAL COMMITTEE"), has determined that the Rights Offering, the Term Loan, the Supplemental Line of Credit, the issuance of the Series C Preferred in the Advance Purchase, this Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its stockholders;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

         Section 1. Definitions. For purposes of this Agreement, the following terms will have the meaning set forth below:

         "ADJUSTED MULTI-CURRENCY COMMITMENT" means the Aggregate Multi-Currency Commitment (excluding any undrawn portions of the Currency Sublimits in an aggregate amount not to exceed the amount reasonably determined by RCPC to be advisable to be maintained in order to provide the flexibility the Local Borrowers require from time to time to borrow in non-Dollar currencies).

         "ADVANCE PURCHASE" has the meaning assigned to it in the Preamble.

         "ADVANCE PURCHASE AMOUNT" has the meaning assigned to it in Section 2.6(b) hereof.

         "ADVANCE PURCHASE DATE" has the meaning assigned to it in Section 2.6(b) hereof.

         "ADVANCE PURCHASE NOTICE" has the meaning assigned to it in Section 2.6(b) hereof.

         "AFFILIATE" of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "AGGREGATE MULTI-CURRENCY COMMITMENT" has the meaning set forth in the Bank Credit Agreement.

         "AGGREGATE OFFERING AMOUNT" has the meaning assigned to it in the Preamble.

         "AGREEMENT" means this Investment Agreement.

         "AVAILABLE TERM LOAN COMMITMENT" means, at any time, the difference equal to (a) the "Commitment" as defined in the Term Loan agreement minus (b) the aggregate original principal amount of loans issued under the Term Loan agreement.

         "BANK CREDIT AGREEMENT" means the Second Amended and Restated Credit Agreement, dated as of November 30, 2001, by and among RCPC, certain Local Borrowing Subsidiaries from time to time parties thereto, certain financial institutions from time to time parties thereto, the Co-Agents names therein, the Arranger named therein, the Documentation Agent and Syndication Agent named therein, and JPMorgan Chase Bank, as Administrative Agent, as amended, supplemented and otherwise modified from time to time.

         "BANK LETTER OF CREDIT" means a letter of credit issued under the Bank Credit Agreement.

         "BANK REVOLVING LOAN" means a Revolving Credit Loan, a Swing Line Loan, a Local Loan or an Acceptance made under (and as such terms are defined in) the Bank Credit Agreement.

         "BASIC SUBSCRIPTION PRIVILEGE" has the meaning assigned to it in the Preamble.

         "BOARD OF DIRECTORS" has the meaning assigned to it in the Preamble.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "CLASS A COMMON STOCK" means the Company's Class A Common Stock, par value $0.01 per share.

         "CLASS B COMMON STOCK" means the Company's Class B Common Stock, par value $0.01 per share.

         "COMMON STOCK" has the meaning assigned to it in the Preamble.

         "COMPANY" has the meaning assigned to it in the Preamble.

         "COMPANY'S BANK ACCOUNT" has the meaning set forth in Section 2.6(b) hereof.

         "CURRENCY SUBLIMIT" has the meaning set forth in the Bank Credit Agreement.

         "DOLLARS" and "$" mean dollars in lawful currency of the United States of America.

         "INDEMNITEES" has the meaning assigned to it in Section 6.2 hereof.

         "INVESTOR" has the meaning assigned to it in the Preamble.

         "INVESTOR OBLIGATIONS" has the meaning assigned to it in Section 2.7 hereof.

         "LOCAL BORROWER" has the meaning set forth in the Bank Credit
Agreement.

         "NYSE" has the meaning assigned to it in the Preamble.

         "OVER-SUBSCRIPTION PRIVILEGE" has the meaning assigned to it in the Preamble.

         "PERSON" includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

         "RCPC" has the meaning assigned to it in the Preamble.

         "REDEMPTION PRICE" has the meaning assigned to it in Section 2.7 hereof.

         "REGISTRATION RIGHTS AGREEMENT" has the meaning assigned to it in
Section 2.4 hereof.

         "REGISTRATION STATEMENT" has the meaning assigned to it in Section 2.5(a) hereof.

         "RIGHTS" has the meaning assigned to it in the Preamble.

         "RIGHTS OFFERING" has the meaning assigned to it in the Preamble.

         "RIGHTS OFFERING RECORD DATE" has the meaning assigned to it in the Preamble.

         "RIGHTS SHARES" has the meaning assigned to it in the Preamble.

         "SEC" means the Securities and Exchange Commission.

         "SERIES C PREFERRED" means the Company's Series C Preferred Stock, par value $0.01 per share, containing substantially the terms set forth in the term sheet attached hereto as Exhibit C.

         "SPECIAL COMMITTEE" has the meaning assigned to it in the Preamble.

         "SUBSCRIPTION PRICE" has the meaning assigned to it in the Preamble.

         "SUPPLEMENTAL LINE OF CREDIT" has the meaning assigned to it in the Preamble.

         "TERM LOAN" has the meaning assigned to it in the Preamble.

         Section 2. The Rights Offering.

         2.1 Basic Subscription Privilege. The Investor agrees, upon the consummation of the Rights Offering and at the Subscription Price, to acquire the number of shares of Class A Common Stock as equals the number of Rights Shares that the Investor would otherwise have been entitled to purchase in the Rights Offering, and agrees, and will cause REV Holdings LLC, not to exercise its Basic Subscription Privilege in the Rights Offering.

         2.2 Subordination of Over-subscription Privilege. The Investor agrees to subordinate and not exercise the Over-subscription Privilege to which it would otherwise be entitled in the Rights Offering.

         2.3 Back-stop. Within three (3) Business Days following the expiration of the Rights Offering, pursuant to the terms and subject to the conditions of this Agreement and the Rights Offering as set forth in the Registration Statement, the Investor shall, on the same terms as the Rights Offering, purchase such number of shares of Class A Common Stock as equals all of the Rights Shares that are not otherwise subscribed for by the other holders of Rights under either their Basic Subscription Privilege or their Over-subscription Privilege. The Investor's obligation to purchase the shares of Class A Common Stock pursuant to this Section 2.3 is conditioned upon consummation of the Rights Offering in accordance with its terms.

         2.4 Registration Rights. The Company hereby acknowledges to the Investor that with respect to any shares of Class A Common Stock acquired by the Investor pursuant to Sections 2.1 or 2.3, the Investor shall be deemed to be a "Holder" and such shares of Class A Common Stock shall be deemed to be "Registrable Securities" for all purposes under the Registration Rights Agreement (as amended, the "REGISTRATION RIGHTS AGREEMENT") dated as of March 5, 1996, between Revlon Worldwide Corporation and the Company, as amended by the First Amendment to the Registration Rights Agreement, dated as of July 31, 2001, between REV Holdings Inc. (formerly known as Revlon Worldwide Corporation and now a limited liability company known as REV Holdings LLC) and the Company; provided, that, the Investor shall execute a joinder to the Registration Rights Agreement upon consummation of the Rights Offering (after giving effect to compliance by the Investor with its obligations under Section 2.3 hereof).

         2.5 The Rights Offering.

                  (a) As promptly as practicable after the date of this Agreement, the Company will prepare and file with the SEC a registration statement (including each amendment and supplement thereto, the "REGISTRATION STATEMENT") on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration of securities), covering the issuance of the Rights and the Rights Shares. The Company will not permit any securities other than the Rights and the Rights Shares to be included in the Registration Statement. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) will be provided to the Investor and its counsel prior to its filing with or other submission to the SEC. The Registration Statement will comply in all material respects with the provisions of applicable federal securities laws. The Company promptly will correct any information provided by it for use in the Registration Statement if, and to the extent, that such information becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Registration Statement, as so corrected, to be filed with the SEC and, upon its effectiveness, to be disseminated to the distributees of the Rights, in each case as and to the extent required by applicable federal securities laws. The Investor and its counsel will be given a reasonable opportunity to review and comment upon the Registration Statement in each instance before it is filed with the SEC. In addition, the Company will provide the Investor and its counsel with any written comments or other written communications that the Company or its counsel receives from time to time from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments or other communications. The Company will use its commercially reasonable best efforts to cause the Registration Statement to be filed pursuant to this Section 2.5(a) and to be declared effective by the SEC as soon as possible after the Registration Statement is filed with the SEC.

                  (b) Promptly following the effective date of the Registration Statement, the Company will commence the Rights Offering. In the Rights Offering, the Company will distribute, on a pro rata basis and at no charge, Rights to each holder of record of Common Stock as of the Rights Offering Record Date. In accordance with the terms of the Rights Offering, each such Right shall be transferable. The Rights will entitle the holder to purchase, at the election of the holder thereof, its pro rata number of Rights Shares at the Subscription Price; provided, that, the Subscription Price multiplied by the aggregate number of Rights Shares offered shall not exceed the Aggregate Offering Amount; provided that such number may be adjusted in an equitable manner to avoid fractional Rights and/or Rights Shares and to ensure that the gross proceeds of the Rights Offering equal $50 million. The Rights Offering will remain open for at least thirty (30) days. The Rights shall expire at 5:00 p.m., New York City time on the day following such thirtieth (30th) day, except as such expiration date or time may be extended by the Company or otherwise as may be required by applicable law or NYSE listing rule.

                  (c) Each holder of Rights, other than the Investor, who exercises in full its Basic Subscription Privilege will be entitled to subscribe for additional Rights Shares at the Subscription Price to the extent that other holders of Rights do not exercise all of their Rights in the Basic Subscription Privilege. If the number of Rights Shares remaining after the exercise of all Basic Subscription Privileges is not sufficient to satisfy all Over-subscription Privileges, the Rights holders who exercised their Basic Subscription Privileges in full, other than the Investor, will be allocated Rights Shares pro rata and in proportion to the number of Rights Shares purchased through the Basic Subscription Privilege. If the pro rata allocation exceeds the number of Rights Shares requested on the subscription certificate, then each Rights holder only will receive the number of Rights Shares requested, and the remaining Rights Shares from such Rights holder's pro rata allocation will be divided among other Rights holders exercising their Over-subscription Privileges. If the pro rata allocation is less than the number of Rights Shares requested on the subscription certificate, then the excess funds paid by that Rights holder as the Subscription Price for the Rights Shares not issued will be returned to such Rights holder without interest or deduction.

                  (d) The closing of the purchase of the Over-subscription Privilege by each Rights holder will occur at the time, for the Subscription Price, in the manner, and on the terms and conditions of the Rights Offering as will be set forth in the Registration Statement.

                  (e) The Company will pay all expenses associated with the Registration Statement and the Rights Offering, including, without limitation, filing and printing fees, fees and expenses of any subscription and information agents, counsel and accounting fees and expenses, costs associated with clearing the Rights Shares for sale under applicable state securities laws, listing fees and the Investor's reasonable fees in connection with the registration, including, without limitation, the reasonable attorneys' fees of counsel to the Investor.

                  (f) The Company shall, within three (3) Business Days of consummating the Rights Offering (after giving effect to compliance by the Investor with its obligations under Section 2.3 hereof), contribute the net proceeds of the Rights Offering to RCPC in the form of a capital contribution or in such other form as RCPC and the Company may agree and as may be permitted under the Bank Credit Agreement.

         2.6 Advance Purchase of Preferred Stock Pending Rights Offering.

                  (a) Prior to the consummation of the Rights Offering and satisfaction by the Investor of its obligations pursuant to Sections
         2.1 and 2.3 hereof, and subject to the terms and conditions hereof, the Investor agrees to make one or more Advance Purchases from time to time, at a purchase price of $100,000 per share of Series C Preferred, in an aggregate amount of up to $50 million; provided, that no Advance Purchase shall be made unless, as of the Advance Purchase Date, (i) the Adjusted Multi-Currency Commitment has been substantially drawn after giving effect to any Bank Revolving Loans to be made, and any Bank Letters of Credit to be issued, under the Bank Credit Agreement substantially concurrently with such Advance Purchase,
         (ii) the Available Term Loan Commitment is zero, after giving effect to any loans to be made under the Term Loan agreement substantially concurrently with such Advance Purchase, (iii) all approvals necessary for the consummation of the transactions contemplated by this Agreement, including the issuance of the Series C Preferred, shall have been obtained, (iv) the Company shall have performed each of its obligations hereunder required to be performed by it at or prior to the applicable Advance Purchase Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the applicable Advance Purchase Date as if made at and as of such applicable Advance Purchase Date, and (v) there shall not have occurred and be occurring an Event of Default (as such term is defined in the Term Loan agreement), either before or after giving effect to such Advance Purchase, under the Term Loan.

                  (b) The Company may request that the Investor purchase, and the Investor shall purchase, on any Business Day, shares of Series C Preferred; provided, that the Company shall deliver to the Investor a written notice (an "ADVANCE PURCHASE NOTICE") which must (i) specify the date on which such Advance Purchase is to be made (the "ADVANCE PURCHASE DATE"), the aggregate purchase price for the shares of Series C Preferred to be purchased by the Investor on such Advance Purchase Date (the "ADVANCE PURCHASE AMOUNT"), and the bank account and other pertinent wire transfer instructions of the Company to which the Advance Purchase Amount is to be deposited by the Investor (the "COMPANY'S BANK ACCOUNT"), (ii) certify that all applicable conditions to such Advance Purchase hereunder have been satisfied and (iii) be received by the Investor prior to 1:00 P.M., New York City time, no less than three (3) Business Days prior to such Advance Purchase Date.

                  (c) On each Advance Purchase Date set forth in an Advance Purchase Notice, the Investor will make an Advance Purchase equal to the lesser of (i) the Advance Purchase Amount set forth in such Advance Purchase Notice, and (ii) $50 million less the aggregate purchase price of all previous Advance Purchases, by making the proceeds thereof available to the Company in immediately available funds in Dollars not later than 4:00 p.m., New York City time, on such Advance Purchase Date to the Company's Bank Account.

                  (d) At the closing of each Advance Purchase, the Company shall deliver to the Investor one or more certificates evidencing the Series C Preferred, in exchange for payment therefor, purchased by the Investor at such closing (in such denomination as shall be specified in writing by the Investor) each of which shall be registered in the name of the Investor or its designee, against delivery to the Company of the Advance Purchase Amount (or such lesser amount pursuant to Section 2.6(c)).

                  (e) The net proceeds of each Advance Purchase shall be contributed to RCPC in the form of a capital contribution or in such other form as the Company and RCPC may agree and as may be permitted by the Bank Credit Agreement.

         2.7 Offset Against the Rights Offering. In lieu of paying cash to satisfy its obligations under Sections 2.1 and 2.3 hereof (together, the "INVESTOR OBLIGATIONS"), at the consummation of the Rights Offering, the Investor may elect, by written notice delivered to the Company, to satisfy all or part of the Investor Obligations by offsetting such obligations against the Investor's right to receive from the Company the cash redemption proceeds of $100,000 per share (the "REDEMPTION PRICE") with respect to the Series C Preferred (such shares being mandatorily redeemable upon the consummation of the Rights Offering) the Investor then holds, if any, and if such notice is given,
(i) the Company shall credit an amount equal to the aggregate Redemption Price specified in the notice for all shares of Series C Preferred held by the Investor, if any, against, and reduce accordingly, the Investor Obligations to the extent specified in such notice and (ii) to the extent the aggregate Redemption Price payable to the Investor exceeds the amount of Investor Obligations offset as specified in such notice, the Company shall pay cash in the amount of such excess to the Investor upon the consummation of the Rights Offering.

         Section 3. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date hereof as follows:

         3.1 Organization. The Investor (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all corporate power and authority to consummate the transactions contemplated by this Agreement, the Advance Purchase, the Term Loan and the Supplemental Line of Credit.

         3.2 Due Authorization. The Investor has the requisite corporate power and authority to enter into, execute and deliver this Agreement, the Term Loan and the Supplemental Line of Credit and to perform its obligations hereunder and thereunder and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, the Advance Purchase, the Term Loan and the Supplemental Line of Credit.

         3.3 Due Execution; Enforceability. Each of this Agreement, the Term Loan and the Supplemental Line of Credit has been duly and validly executed and delivered by the Investor and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.4 Investment Representations and Warranties.

                  (a) The shares of Series C Preferred being acquired by it hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities laws.

                  (b) It is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended.

         Section 4. Representations and Warranties of the Company and RCPC. Each of the Company and RCPC separately represent and warrant to the Investor as to each of themselves as of the date hereof as follows:

         4.1 Organization. Each of the Company and RCPC (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware,
(b) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed would not reasonably be expected to either prevent or materially delay its ability to perform its obligations hereunder, and (c) has all corporate power and authority to carry on its business as it now is being conducted and to consummate the transactions contemplated by this Agreement, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit.

         4.2 Due Authorization. Each of the Company and RCPC has the requisite corporate power and authority to enter into, execute and deliver this Agreement, in the case of the Company, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit, and to perform its respective obligations hereunder and thereunder, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit.

         4.3 Due Execution; Enforceability.

                  (a) This Agreement has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (b) Each of this Agreement, the Term Loan and the Supplemental Line of Credit has been duly and validly executed and delivered by RCPC and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.4 Consents. Except for the consents required under the Bank Credit Agreement, filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal securities laws, applicable state securities or blue sky laws and the rules and regulations of the NYSE, to its best knowledge, neither the execution, delivery or performance of this Agreement, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit, by it, nor the consummation by it of its respective obligations and the transactions contemplated by this Agreement, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit requires any consent of, authorization by, exemption from, filing with, or notice to any governmental entity or any other Person.

         4.5 No Conflicts. The execution, delivery and performance of this Agreement, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit and the consummation of the transactions contemplated hereunder and thereunder will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (b) subject to obtaining the consents required under the Bank Credit Agreement, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it is a party or by which any of its properties or assets are bound, or
(c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to it or by which any of its properties or assets are bound or affected, except in the case of clauses (b) or (c), where such conflicts or violations would not prevent or materially delay its ability to consummate the transactions contemplated by this Agreement, including the issuance of the Series C Preferred, and, in the case of RCPC, the Term Loan and the Supplemental Line of Credit.

         4.6 Board of Directors. The Board of Directors, pursuant to the recommendation of the Special Committee, has determined that the Rights Offering, the Term Loan, the Supplemental Line of Credit, the issuance of the Series C Preferred, this Agreement and the transactions contemplated hereby and thereby, including the terms of issuance of the Series C Preferred, are advisable and in the best interests of the Company and its stockholders.

         4.7 Due Issuance and Authorization of Capital Stock. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of any or all of the stockholders of the Company. The Series C Preferred and the shares of Class

A Common Stock issued and delivered to the Investor pursuant to the terms hereof will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, and will not be subject to preemptive rights or other similar rights of any or all stockholders of the Company and will not impose personal liability upon the Investor thereof. The Series C Preferred will have the rights, preferences and privileges set forth in a certificate of designations, powers, preferences and rights which will contain substantially the terms set forth in the term sheet attached hereto as Exhibit C.

         Section 5. Additional Covenants. The Company and the Investor hereby agree to do the following:

         5.1 Listing Obligation. Prior to commencing the Rights Offering, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list all of the Rights on the NYSE or such other stock exchanges in the United States of America on which the Class A Common Stock then is listed, to the extent required by the NYSE or such other stock exchanges. So long as the Company has Class A Common Stock listed on the NYSE or any other stock exchange, prior to consummating the Rights Offering, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list all of the shares of Class A Common Stock acquired by the Investor hereunder and the Rights Shares on the NYSE or such other stock exchanges in the United States of America on which the Class A Common Stock then is listed. Following the initial listing of such shares, the Company, consistent with the Board of Directors' fiduciary duties, will use its commercially reasonable best efforts to maintain the listing of such shares whenever the Class A Common Stock is listed on any such exchange.

         5.2 Cooperation with the Rights Offering. The Investor will cooperate with the Company and use its commercially reasonable best efforts and take all commercially reasonable actions in order to facilitate the successful consummation of the Rights Offering. In particular, the Company is undertaking the Rights Offering in reliance on the Investor's commitment under Section 2.3 hereof to provide the Company with funds up to the Aggregate Offering Amount as contemplated by this Agreement, including, without limitation, Sections 2.1 and
2.3 hereof, subject to the provisions of Section 2.6 hereof. The Company will cooperate with the Investor and use its commercially reasonable best efforts and take all commercially reasonable actions in order to facilitate the successful consummation of the Rights Offering.

         5.3 File the Certificate of Designations. Prior to the Company's initial request pursuant to Section 2.6(b), the Company shall properly file a certificate of designations, powers, preferences and rights with the Secretary of State of the State of Delaware, which will contain substantially the terms set forth in the term sheet attached hereto as Exhibit C and which shall be in form and substance reasonably satisfactory to the Investor.

         5.4 Legends. The Investor agrees with the Company that the certificates evidencing the shares of Series C Preferred to be purchased hereunder will bear the following legends:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

"A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS WILL BE FURNISHED BY THE CORPORATION, WITHOUT CHARGE, TO EACH STOCKHOLDER WHO SO REQUESTS."

         5.5 Reservation of Shares of Preferred Stock. The Board of Directors shall have reserved for issuance the maximum number of shares of its preferred stock, and, upon filing the applicable certificate of designations, powers, preferences and rights, Series C Preferred issuable in the Advance Purchase.


         5.6 Further Assurances. From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.

         Section 6. Miscellaneous

         6.1 Notices. Any notice or other communication required or which may be given pursuant to this Agreement will be in writing and either delivered personally to the addressee, telecopied to the addressee, sent via electronic mail or mailed, certified or registered mail, postage prepaid, and will be deemed given when so delivered personally, telecopied, or sent via electronic mail, or, if mailed, five (5) days after the date of mailing, as follows:

                         (i) if to the Investor, to:

                                   MacAndrews & Forbes Holdings Inc.
                                   35 East 62nd Street
                                   New York, NY 10021
                                   Attention: General Counsel
                                   Facsimile: 212-572-5056
                                   Email: barry.schwartz@mafgrp.com

                         (ii) if to the Company, to:

                                   Revlon, Inc.
                                   625 Madison Avenue
                                   New York, NY 10022
                                   Attention: General Counsel
                                   Facsimile: 212-527-5693
                                   Email:  robert.kretzman@revlon.com

                         (iii) if to RCPC, to:

                                   Revlon Consumer Products Corporation
                                   625 Madison Avenue
                                   New York, NY 10022
                                   Attention: General Counsel
                                   Facsimile: 212-527-5693
                                   Email:  robert.kretzman@revlon.com


         6.2 Indemnification. The Company and RCPC, jointly and severally, will indemnify, save and hold harmless the Investor, and all of its respective directors, officers, stockholders, employees, partners, members, managers, representatives, Affiliates, attorneys and agents and all of its respective heirs, successors, legal administrators and permitted assigns (the "INDEMNITEES") from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses incurred by any or all of the Indemnitees in connection with or arising from the execution, delivery and performance by the Company or RCPC of this Agreement, the Rights Offering, the Advance Purchase, the Term Loan and the Supplemental Line of Credit and any other related transaction, except to the extent of any willful misconduct or gross negligence of the Indemnitees. This indemnification provision will be in addition to the rights of each and all of the Indemnitees to bring an action against the Company or RCPC for breach of any term of this Agreement. The Company and RCPC acknowledge and agree that each and all of the Indemnitees shall be treated as third party beneficiaries with rights to bring an action against the Company or RCPC under this Section 6.2.

         6.3 Fees and Expenses. The Company will pay and hold the Investor harmless from liability for the payment of all reasonable legal and other expenses incurred by the Investor in connection with the preparation and negotiation of this Agreement, the Advance Purchase, the Term Loan and the Supplemental Line of Credit or any other transaction related hereto or thereto, and the consummation of all such transactions.

         6.4 Survival of Representations and Warranties etc. All representations and warranties made in, pursuant to or in connection with this Agreement will survive the execution and delivery of this Agreement indefinitely, notwithstanding any investigation at any time made by or on behalf of any party hereto; and all statements contained in any certificate, instrument or other writing delivered by or on behalf of any party hereto required to be made pursuant to the terms of this Agreement or required to be made in connection with or in contemplation of the transactions contemplated by this Agreement will constitute representations and warranties by such party pursuant to this Agreement.

         6.5 Assignment. This Agreement will be binding upon and inure to the benefit of each and all of the parties to this Agreement, and, except as set forth below, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties to this Agreement without the prior written consent of the other parties. This Agreement, or the Investor's obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Investor to any Affiliate of the Investor (other than REV Holdings LLC) over which the Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights; provided, any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Investor. Notwithstanding the foregoing, no such assignment shall relieve the Investor of its obligations hereunder if such assignee fails to perform such obligations. Without complying with the provisions of this Section 6.5, the Investor may satisfy its obligations under Sections 2.1, 2.2, 2.3, or 2.6 hereof by causing an Affiliate of the Investor (other than REV Holdings LLC) to satisfy its obligations under such Sections.

         6.6 Entire Agreement. This Agreement, the Term Loan and the Supplemental Line of Credit contain the entire agreement by and among the Company, RCPC and the Investor with respect to the transactions contemplated by this Agreement, the Term Loan and the Supplemental Line of Credit and supersede all prior agreements and representations, written or oral, with respect thereto.

         6.7 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

         6.8 Governing Law; Jurisdiction; Venue; Process. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. Any legal or equitable action or proceeding arising out of or in connection with this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term of this Agreement will be brought only in the courts of the State of New York, in the County and City of New York or of the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives any objection which it may now or hereafter have to laying of jurisdiction or venue of any actions or proceedings arising out of or in connection with this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term of this Agreement brought in the courts referred to above and hereby further irrevocably waive and agree, not to plead or claim in any such court that any such action or proceeding has been brought in an inconvenient forum. Each of the parties further agrees that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

         6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

         6.10 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.


                            [Execution Page Follows]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                       REVLON, INC.


                                       By: /s/ Robert K. Kretzman
                                           ------------------------------------
                                           Name:  Robert K. Kretzman
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary


                                       REVLON CONSUMER PRODUCTS
                                       CORPORATION


                                       By: /s/ Robert K. Kretzman
                                           ------------------------------------
                                           Name:  Robert K. Kretzman
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary



                                      MACANDREWS & FORBES HOLDINGS INC.


                                      By:  /s/ Todd Slotkin
                                           ------------------------------------
                                           Name:  Todd Slotkin
                                           Title: Chief Financial Officer
                                                  and Executive Vice President

                                                                       Exhibit A


                               [FORM OF TERM LOAN]

                                                                       Exhibit B


                      [FORM OF SUPPLEMENTAL LINE OF CREDIT]

                                                                       Exhibit C




                       [TERMS OF SERIES C PREFERRED STOCK]